UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 26, 2008

Date of Report (date of earliest event reported)

SENORX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33382	33-0787406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3 Morgan, Irvine, California 92618

(Address of principal executive offices)

(949) 362-4800

(Registrant’s telephone number, including area code)

11 Columbia, Suite A, Aliso Viejo, CA 92656

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2008, the Compensation Committee of SenoRx, Inc.’s (the “Company”) Board of Directors approved Change in Control Agreements with each of the following executives: Lloyd Malchow, Paul Lubock, Kevin Cousins, William Gearhart and Eben Gordon (each an “Agreement” and collectively the “Agreements”). Each individual who has entered into an Agreement with the Company is referred to herein as an “Executive.”

Acceleration of Vesting Upon a Change in Control.

•

For Messrs. Cousins, Gearhart and Gordon only: Upon a Change in Control, 50% of Executive’s then outstanding and unvested equity awards will fully vest and will otherwise remain subject to the terms and conditions of the applicable equity award agreement.

•

For Messrs. Malchow and Lubock only: Pursuant to the terms of their existing employment arrangements, upon a Change in Control, 100% of Executive’s then outstanding and unvested equity awards will fully vest and will otherwise remain subject to the terms and conditions of the applicable equity award agreement.

Severance Benefits. If within twelve (12) months following a Change in Control, Executive terminates his or her employment with the Company (or any parent, subsidiary or successor to the Company) for Good Reason (as such term is defined in the Agreement) or the Company (or any parent, subsidiary or successor to the Company) terminates Executive’s employment without Cause (as such term is defined in the Agreement), Executive will receive the following severance benefits from the Company:

•

Continuing payments of severance pay (less applicable withholding taxes) for a period of twelve (12) months (twenty-four (24) months in the case of Mr. Malchow and eighteen (18) months in the case of Mr. Lubock) from the date of the termination (the “Severance Period”) at a rate equal to Executive’s base salary rate as in effect immediately prior to the Change in Control or Executive’s termination date, whichever is greater.

•	A lump sum cash payment (less applicable withholding taxes) in an amount equal to the current year’s target annual incentive, pro-rated to the date of termination.

•	100% of Executive’s then outstanding and unvested equity awards will fully vest and will otherwise remain subject to the terms and conditions of the applicable equity award agreement.

•

If the Executive elects continuation coverage pursuant to COBRA, and provided that Executive constitutes a qualified beneficiary under the Internal Revenue Code of 1986, as amended, the Company will reimburse Executive for the same level of health coverage and benefits as in effect for Executive on the day immediately preceding the date of termination for the duration of the Severance Period.

Conditions to Receipt of Severance. The receive of any severance benefits discussed above will be subject to the following conditions: (i) Executive signing and not revoking a release of claims in favor of the Company, (ii) Executive not soliciting any employee of the Company for employment other than at the Company during the Severance Period, (iii) Executive not disparaging the Company during the Severance Period, and (iv) for Mr. Malchow only, Mr. Malchow not competing with the Company during the Severance Period.

Excise Tax.

•

For Messrs. Cousins, Gearhart and Gordon only: In the event that the severance payments and other benefits payable to an Executive constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Executive’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Executive on an after-tax basis of the greatest amount of benefits.

•

For Mr. Lubock only: In the event that the severance payments and other benefits payable to Mr. Lubock constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Lubock will receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the federal and state income and employment taxes and additional excise taxes arising from the payments made to Mr. Lubock by the Company; provided, however, that in no event will the foregoing payments exceed $300,000.

•

For Mr. Malchow only: In the event that the severance payments and other benefits payable to Mr. Malchow constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Malchow will receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the federal and state income and employment taxes and additional excise taxes arising from the payments made to Mr. Malchow by the Company; provided, however, that in no event will the foregoing payments exceed $600,000.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Change in Control Agreement between Registrant and Lloyd Malchow.

10.2	Change in Control Agreement between Registrant and Paul Lubock.

10.3	Change in Control Agreement between Registrant and Kevin Cousins.

10.4	Change in Control Agreement between Registrant and William Gearhart.

10.5	Change in Control Agreement between Registrant and Eben Gordon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENORX, INC.

Date: August 29, 2008	By:	/s/ Kevin J. Cousins
Kevin J. Cousins
Chief Financial Officer, Vice President, Finance